EXHIBIT 99.1

Wiley Names John Kritzmacher as Chief Financial Officer

HOBOKEN, N.J.—June 3, 2013 – John Wiley & Sons, Inc. (NYSE: JWa and JWb), a global provider of knowledge and knowledge-based services in the areas of research, professional development, and education, today named John Kritzmacher, former CFO of Lucent Technologies and Global Crossing, as Executive Vice President and Chief Financial Officer, effective July 1, 2013. Mr. Kritzmacher will be responsible for all of Wiley’s global finance functions and activities, business development, mergers and acquisitions, and investor relations.

As previously announced, Ellis Cousens, Wiley’s current CFO and Chief Operations Officer, will retire at the end of fiscal year 2014. Until his planned retirement he will retain responsibility for certain global operations and oversee the company’s $80 million restructuring program.

In his prior CFO positions, Mr. Kritzmacher, 52, played an integral role in Lucent’s restructuring and 2006 merger with Alcatel, as well as Global Crossing’s turnaround and $3 billion sale to Level 3. Following the Alcatel-Lucent merger, he was named Chief Operating Officer of the $5 billion Alcatel-Lucent services division, before joining Global Crossing as Chief Financial Officer. Prior to the Alcatel-Lucent merger, he spent over twenty years in various operating, marketing, and finance roles with AT&T and Lucent, including Senior Vice President and Corporate Controller of Lucent from 2001 to 2006. He recently served as Senior Vice President, Business Operations and Organization Planning, at WebMD.

“John has an extraordinary track record of accomplishment and leadership in the areas of mergers and acquisitions, capital and strategic management, accounting and financial controls, restructuring, turnarounds, operations management, and investor relations,” said Steve Smith, President and Chief Executive Officer. “He also has valuable experience leading strategy and operations at companies that have delivered technology-enabled growth through a period of business disruption. All of this plus his broad global exposure and consistent record of success make him the perfect fit for Wiley.”

Mr. Smith continued: “We are grateful for the profound impact Ellis Cousens has had on the company during his twelve years as head of finance and operations. He helped us grow to become a $2.3 billion global knowledge and services company, playing an integral part in our $1 billion acquisition of Blackwell Publishing in 2007, our transition to digital content and services, and more recently, the initiation of the largest restructuring in our history. He will turn his attention to leading Wiley’s restructuring and reinvestment program until his retirement at the end of fiscal 2014.”

Mr. Kritzmacher holds a BA in Mathematics and Economics from Dartmouth College and an MBA in Accounting from New York University. He currently sits on the Board of Directors of InterDigital, a wireless technology company, and also served on the board of Duff & Phelps, a financial advisory and investment banking firm, until its recent acquisition by a private equity consortium.

About Wiley

Wiley is a global provider of content-enabled solutions that improve outcomes in research, education, and professional practice. Our core businesses produce scientific, technical, medical, and scholarly journals, reference works, books, database services, and advertising; professional books, subscription products, certification and training services and online applications; and education content and services including integrated online teaching and learning resources for undergraduate and graduate students and lifelong learners.

Founded in 1807, John Wiley & Sons, Inc. (NYSE:JWa, JWb), has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 450 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's website can be accessed at http://www.wiley.com.